EXHIBIT 99.1

Company Contact:	Investor Relations Contact:
Ultralife Corporation	LHA
Philip A. Fain	Jody Burfening
(315) 332-7100	(212) 838-3777
pfain@ulbi.com	jburfening@lhai.com

Ultralife Corporation Acquires Accutronics Ltd. for Approximately $11.0 Million

Advances Ultralife’s Commercial Diversification and Expands Geographic Reach

NEWARK, N.Y. – January 13, 2016 -- Ultralife Corporation (NASDAQ: ULBI) has acquired all of the outstanding shares of Accutronics Ltd., for £7.575 million (approximately $11.0 million) in cash, subject to customary working capital and net cash/debt adjustments. Based in Newcastle-under-Lyme, U.K., Accutronics Ltd. is a leading independent designer and manufacturer of smart batteries and charger systems for high-performance, feature-laden portable and handheld electronic devices.

With a portfolio encompassing custom battery design, development and manufacturing for OEM’s; standard smart batteries, chargers and accessories; and pre-engineered batteries and power solutions for specific applications, Accutronics primarily serves the portable medical device market throughout Europe. Medical applications include digital imaging, ventilators, anaesthesia, endoscopy, patient monitoring, cardio pulmonary care, oxygen concentration and aspiration. For their fiscal year ended August 31, 2015, Accutronics generated revenue of over £8 million (approximately $12.5 million). The transaction is expected to be accretive on an EPS basis within 12 months.

“To further drive the proven operating leverage of our business model, we are focused on revenue growth from new product development and market and sales reach expansion, while seeking acquisitions that enhance our organic growth opportunities. Accutronics, a well-run, profitable company with a compatible business model, growth profile and management approach, is a great bolt-on fit to our Battery and Energy Products business unit,” said Michael D. Popielec, Ultralife's President and Chief Executive Officer. “Acquiring Accutronics advances our strategy of commercial revenue diversification and expands our geographic reach within European OEM’s. With industry experts predicting mid-to-high single digit growth in the global medical batteries market, this strategic investment positions Ultralife well for further penetration of and growing revenue streams from an attractive commercial market.”

About Ultralife Corporation

Ultralife Corporation serves its markets with products and services ranging from portable power solutions to communications and electronics systems. Through its engineering and collaborative approach to problem solving, Ultralife serves government, defense and commercial customers across the globe.

Headquartered in Newark, New York, the Company's business segments include: Battery & Energy Products and Communications Systems. Ultralife has operations in North America, Europe and Asia. For more information, visit www.ultralifecorp.com.

This press release may contain forward-looking statements based on current expectations that involve a number of risks and uncertainties. The potential risks and uncertainties that could cause actual results to differ materially include: potential reductions in U.S. military spending, uncertain global economic conditions and acceptance of our new products on a global basis. The Company cautions investors not to place undue reliance on forward-looking statements, which reflect the Company's analysis only as of today's date. The Company undertakes no obligation to publicly update forward-looking statements to reflect subsequent events or circumstances. Further information on these factors and other factors that could affect Ultralife's financial results is included in Ultralife's Securities and Exchange Commission (SEC) filings, including the latest Annual Report on Form 10-K.